Exhibit 99.1

Press Release

DiamondRock Announces the Sale of 5.75 Million Shares of Common Equity

BETHESDA, Md., Sept. 20 /PRNewswire-FirstCall/ — DiamondRock Hospitality Company (“DiamondRock”) (NYSE: DRH) today announced that it has agreed to sell 5.75 million shares of common stock to Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

DiamondRock intends to use the net proceeds of approximately $100 million to fund the previously announced acquisition of the Conrad Chicago Hotel and to fund certain capital expenditures at the Company’s hotels as well as other general corporate purposes, including potential acquisitions of other hotels.

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint book running managers for the offering.

The offering is being made pursuant to a prospectus supplement to the prospectus filed with the United States Securities and Exchange Commission as part of DiamondRock’s shelf registration statement.

This communication shall not constitute an offer to sell nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualifications under the securities laws of any such state or other jurisdiction. A copy of the final prospectus supplement and prospectus relating to these securities may be obtained, when available, from Merrill Lynch, Pierce, Fenner & Smith Incorporated (Prospectus Fulfillment) by phone to (212) 449-1000 or by mail to 4 World Financial Center, New York, NY 10080.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness; relationships with property managers; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs. Although the Company believes the expectations reflected in such forward- looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this press release is as of the date of this release, and the Company undertakes no obligation to update any forward- looking statement to conform the statement to actual results or changes in the Company’s expectations.

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner and acquirer of premium hotel properties. After the acquisition of the Conrad Chicago, which is expected to be completed later this year, DiamondRock will own 18 hotels with 7,989 rooms. The Company has a strategic acquisition sourcing relationship with Marriott International. For further information, please visit the DiamondRock’s website at http://www.drhc.com.

SOURCE DiamondRock Hospitality Company

CONTACT: Mark W. Brugger of DiamondRock Hospitality Company, +1-240-744-1150